Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO CREDIT AGREEMENT
THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of June 21, 2024, is entered into by and among CRA INTERNATIONAL, INC., a Massachusetts corporation (the “Company”), CRA INTERNATIONAL (UK) LIMITED, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA INTERNATIONAL LIMITED, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA INTERNATIONAL (NETHERLANDS) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 34261117 (the “Dutch Borrower”, and together with the UK Borrower and the Canadian Borrower, each a “Designated Borrower”, and collectively the “Designated Borrowers”; the Designated Borrowers together with the Company, each a “Borrower” and collectively, the “Borrowers”), and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”).
RECITALS
WHEREAS, the Borrowers, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto (collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent, have entered into that certain Credit Agreement dated as of August 19, 2022 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);
WHEREAS, certain loans, disbursements, and/or other extensions of credit under the Credit Agreement denominated in Canadian Dollars (the “Alternative Currency Term Rate Loans”) incur or are permitted to incur interest, fees, commissions or other amounts based on the Canadian Dollar Offered Rate (“CDOR”) in accordance with the terms of the Credit Agreement; and
WHEREAS, applicable parties under the Credit Agreement have determined in accordance with the Credit Agreement that CDOR should be replaced with a Successor Rate in accordance with the Credit Agreement and, in connection therewith, the Administrative Agent has determined that certain conforming changes are necessary or advisable.
NOW, THEREFORE, in accordance with the terms of the Credit Agreement, this Amendment is entered into by the Administrative Agent and the Borrowers:
1.Defined Terms. Capitalized terms used herein but not otherwise defined herein (including on any Appendix attached hereto) shall have the meanings provided to such terms in the Credit Agreement, as amended by this Amendment.
2.Amendments to Credit Agreement.
(a)Notwithstanding any provision of the Credit Agreement or any other document related thereto (the “Loan Documents”) to the contrary, the parties hereto hereby agree that the terms set forth on Appendix A shall apply to the Alternative Currency Term Rate Loans. For the avoidance of doubt, (x) to the extent provisions in the Credit Agreement apply to Alternative Currency Term Rate Loans and such provisions are not specifically addressed by Appendix A, the provisions in the Credit Agreement shall continue to apply to such Alternative Currency Term Rate Loans and (y) the amendments herein are solely applicable to the Alternative Currency Term Rate Loans as set forth herein and not applicable to any other Relevant Rate.

(b)Section 1.08(c) of the Credit Agreement is hereby amended by inserting the following sentence at the end of such section:
“By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein and it will do all things necessary to comply, preserve, renew and keep in full force and such licenses, permits and approvals.”
3.Conflict with Loan Documents. In the event of any conflict between the terms of this Amendment and the terms of the Credit Agreement or the other Loan Documents, solely with respect to the Alternative Currency Term Rate Loans, the terms hereof shall control.
4.Conditions Precedent. This Amendment shall become effective as of June 27, 2024 5:00
p.m. (New York City Time), which is the fifth Business Day after the date hereof (such date, the “Amendment Effective Date”), upon receipt by the Administrative Agent of counterparts of this Amendment, properly executed by the Administrative Agent and each Borrower. The Administrative Agent has not received, by such time, written notice of objection to this Amendment from Lenders comprising the Required Lenders.
5.Notice. The Administrative Agent hereby notifies the Borrowers and the Lenders of (i) the implementation of the Canadian Benchmark Replacement and (ii) the effectiveness of the Canadian Benchmark Replacement Conforming Changes, in each case, pursuant to this Amendment. To the extent the Credit Agreement requires the Administrative Agent to provide notice that any of the foregoing events has occurred, this Amendment constitutes such notice.
6.Payment of Expenses. The Borrowers agree to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including all reasonable fees, charges and disbursements of counsel to the Administrative Agent.
7.Miscellaneous.
(a)The Loan Documents, and the obligations of the Borrowers and the Guarantors under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Amendment is a Loan Document.
(b)Each Borrower and each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents, (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge any of its obligations under the Loan Documents; (iv) confirms its grant of security interests, if any, pursuant to the Loan Documents to which it is a party, and (v) acknowledges that all Liens granted (or purported to be granted), if any, pursuant to the Loan Documents remain and continue in full force and effect in respect of, and to secure, the Obligations. Each Guarantor hereby reaffirms its obligations under the Guaranty and agrees that its obligation to guarantee the Obligations is in full force and effect as of the date hereof.
(c)Each Borrower and each Guarantor represents and warrants that:
(i)This Amendment has been duly executed and delivered by such Person, and constitutes a valid and binding obligation of such Person, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, restructuring, reorganization, moratorium, fraudulent transfer or other laws affecting creditors’ rights generally and subject to general principles of equity and good faith.
(i)    The execution, delivery and performance by such Person of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of its Organization Documents,
(ii) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any subsidiary thereof or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except in the case of each of clauses (x) and (y), as could not reasonably be expected to have a Material Adverse Effect, or (iii) violate any Applicable Law in any material respect.
(iv) Before and after giving effect to this Amendment, (A) all representations and warranties of such Person set forth in the Loan Documents are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality (after giving effect to such materiality qualification)) on and as of the Amendment Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality (after giving effect to such materiality qualification)) as of such earlier date), and (B) no Default exists.
(d)    This Amendment may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Person party hereto agrees that any Electronic Signature on or associated with this Amendment shall be valid and binding on such Person to the same extent as a manual, original signature, and that this Amendment may be entered into by Electronic Signature and will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. This Amendment may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Amendment. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed Amendment which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Amendment converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, L/C Issuer nor Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, L/C Issuer and/or Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender

Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.
(e)    If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 7(e), if and to the extent that the enforceability of any provisions in this Amendment and the Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
(f)    The terms of the Credit Agreement with respect to governing law, submission to jurisdiction, waiver of venue, service of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ADMINISTRATIVE AGENT:                BANK OF AMERICA, N.A.,
                                as Administrative Agent

                                By:    /s/ David J. Smith
                                Name:    David J. Smith
                                Title:    Vice President

COMPANY:                        CRA INTERNATIONAL, INC.

                            By:     /s/ Paul Maleh
                            Name:     Paul Maleh
                                 Title: President and Chief Executive Officer

DESIGNATED BORROWERS:            CRA INTERNATIONAL (UK) LIMITED

                            By:     /s/ Paul Maleh
                            Name:     Paul Maleh
                                  Title: Director

CRA INTERNATIONAL LIMITED

                            By:     /s/ Paul Maleh
                            Name:     Paul Maleh
Title: President and Chief Executive Officer

CRA INTERNATIONAL (NETHERLANDS) B.V.

                            By:     /s/ Paul Maleh
                            Name:     Paul Maleh
Title: Managing Director

Appendix A

TERMS APPLICABLE TO ALTERNATIVE CURRENCY TERM RATE LOANS

1.Defined Terms. The following terms shall have the meanings set forth below:
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account specified in the Credit Agreement with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any extension of credit under the Credit Agreement denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) on the Rate Determination Date with a term equivalent to such Interest Period plus the Term CORRA Adjustment for such Interest Period; provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Amendment.
“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in Canadian Dollars.
“Applicable Rate” means the Applicable Rate, or any similar or analogous definition in the Credit Agreement.
“Base Rate” means the Base Rate, or any similar or analogous definition in the Credit Agreement.
“Base Rate Loans” means a Loan that bears interest at a rate based on the Base Rate.
“Borrowing” means a Borrowing, or any similar or analogous definition in the Credit Agreement.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that
(a)if such day relates to any interest rate settings as to an Alternative Currency Term Rate Loan, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the applicable offshore interbank market for such currency; and
(b)if such day relates to any fundings, disbursements, settlements and payments in Canadian Dollars in respect of an Alternative Currency Term Rate Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Amendment in respect of any such Alternative Currency Term Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Benchmark Replacement” means the Successor Rate solely with respect to Canadian Dollars.
“Canadian Benchmark Replacement Conforming Changes” means, with respect to any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period”, the definition of “Alternative Currency Daily Rate”, the definition of “Alternative Currency Term Rate”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the day basis for calculating interest for Alternative Currency Term Rate Loans, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Canadian Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Canadian Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Amendment and the other Loan Documents).
“CDOR Rate” means CDOR, CDOR Rate, or any similar or analogous definition in the Credit Agreement.
“CDOR Rate Loans” means a Loan that bears interest at a rate based on the CDOR Rate.
“Committed Loan Notice” means a Loan Notice, or any similar or analogous definition in the Credit Agreement.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means the Dollar Equivalent or any similar or analogous definition in the Credit Agreement.
“Interest Payment Date” means, as to any Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date set forth in the Credit Agreement; provided, however, that if any Interest Period for an Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.
“Interest Period” means as to each Alternative Currency Term Rate Loan, the period commencing on the date such Alternative Currency Term Rate Loan is disbursed or converted to or continued as an Alternative Currency Term Rate Loan and ending on the date one or three months thereafter, as selected by the applicable Borrower in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Alternative Currency Term Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)any Interest Period pertaining to an Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)no Interest Period shall extend beyond the Maturity Date set forth in the Credit Agreement.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Required Lenders” means the Required Lenders, or any similar or analogous definition in the Credit Agreement.
“Revaluation Date” means, with respect to any Loan, each of the following: (a) each date of a Borrowing of an Alternative Currency Term Rate Loan, (b) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to the terms of the Credit Agreement, and
(c)such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.
“Successor Rate” means the Successor Rate, or any similar or analogous definition in the Credit Agreement.
“Term CORRA Adjustment” means (i) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration, and (ii) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.
“Type” means, with respect to a Loan, its character as an Alternative Currency Term Rate
Loan.
2.Terms Applicable to Alternative Currency Term Rate Loans. From and after the Amendment Effective Date, the parties hereto agree as follows, solely with respect to Alternative Currency Term Rate Loans:
(a)Alternative Currencies. (i) Canadian Dollars shall not be considered a currency for which there is a published CDOR Rate, and (ii) any request for a new Loan denominated in Canadian Dollars, or to continue an existing Loan denominated in Canadian Dollars, shall be deemed to be a request for a new Loan bearing interest at the Alternative Currency Term Rate; provided, that, to the extent any Loan bearing interest at the CDOR Rate is outstanding on the Amendment Effective Date, such Loan shall continue to bear interest at the CDOR Rate until the end of the current Interest Period or payment period applicable to such Loan.

(b)References to CDOR Rate and CDOR Rate Loans in the Credit Agreement and Loan Documents.
(i)References to the CDOR Rate and CDOR Rate Loans in provisions of the Credit Agreement and the other Loan Documents that are not specifically addressed herein (other than the definitions of CDOR Rate and CDOR Rate Loan) shall be deemed to include the Alternative Currency Term Rate, and Alternative Currency Term Rate Loans, as applicable.
(ii)For purposes of any requirement for the Borrowers to compensate Lenders for losses in the Credit Agreement resulting from any continuation, conversion, payment or prepayment of any Alternative Currency Term Rate Loan on a day other than the last day of any Interest Period (as defined in the Credit Agreement), references to the Interest Period (as defined in the Credit Agreement) shall be deemed to include any relevant interest payment date or payment period for an Alternative Currency Term Rate Loan.
(c)Borrowings and Continuations of Alternative Currency Term Rate Loans. In addition to any other borrowing requirements set forth in the Credit Agreement:
(i)Alternative Currency Term Rate Loans. Each Borrowing of Alternative Currency Term Rate Loans, and each continuation of an Alternative Currency Term Rate Loan shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (Eastern time) three Business Days prior to the requested date of any Borrowing of or any continuation of Alternative Currency Term Rate Loans. Each Borrowing of or continuation of Alternative Currency Term Rate Loans shall be in a principal amount of the Dollar Equivalent of $2,000,000 or a whole multiple of the Dollar Equivalent of
$1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the applicable Borrower is requesting a Borrowing or a continuation of Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the currency and principal amount of Loans to be borrowed or continued, (iv) the Type of Loans to be borrowed, (v) if applicable, the duration of the Interest Period with respect thereto. If a Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Loan in a Committed Loan Notice or if such Borrower fails to give a timely notice requesting a continuation, then the applicable Loans shall be made as Base Rate Loans denominated in Dollars; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month. If a Borrower requests a Borrowing of or continuation of Alternative Currency Term Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Except as otherwise specified in the Credit Agreement, no Alternative Currency Term Rate Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Alternative Currency Term Rate Loan and reborrowed in the other currency.

(ii)Committed Loan Notice. For purposes of a Borrowing of Alternative Currency Term Rate Loans, or a continuation of and Alternative Currency Term Rate Loan, each Borrower shall use the Loan Notice attached to the Credit Agreement.
(d)Interest.
(i)Subject to the provisions of the Credit Agreement with respect to default interest, each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate.
(ii)Interest on each Alternative Currency Term Rate Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified in the Credit Agreement; provided, that any prepayment of any Alternative Currency Term Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any debtor relief law.
(e)Canadian Benchmark Replacements. The provisions in the Credit Agreement addressing the replacement of a current Relevant Rate shall be deemed to apply to Alternative Currency Term Rate Loans and Term CORRA, as applicable.